Exhibit 99

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Julia Hornack
Mayfield Village, Ohio 44143	(440) 395-2164
http://www.progressive.com

Glenn Renwick, Former CEO, to Retire from Board of Directors

MAYFIELD VILLAGE, OHIO -- February 7, 2018 -- The Progressive Corporation (NYSE:PGR) today announced that Chairman of the Board Glenn Renwick will retire from the Board of Directors after serving as a director for over 18 years. Mr. Renwick has been Chairman of the Board since November 2013, including serving as Executive Chairman of the Board from July 2016 through June 2017. Prior to July 2016, Mr. Renwick was Chief Executive Officer of the company for over 15 years, and his employment with the company spanned 30 years.

This transition is part of a thoughtful, multi-year plan centered on continuity of leadership and an approach grounded in Progressive’s values and evolving business. Key steps in this plan included a succession planning process that culminated in the naming of Tricia Griffith as CEO and Mr. Renwick’s stepping into the role of Executive Chairman, both effective in July of 2016. He will remain a director until the end of his current term, which will expire at the annual shareholders meeting in May.

About Progressive

The Progressive Group of Insurance Companies makes it easy to understand, buy and use auto insurance. Progressive offers choices so consumers can reach us whenever, wherever and however it's most convenient - online at progressive.com, by phone at 1-800-PROGRESSIVE, on a mobile device or in-person with a local agent.

Progressive provides insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes. Home insurance is underwritten by select carriers, including American Strategic Insurance Corp. and subsidiaries (ASI), our majority owned subsidiaries.

Progressive is the fourth largest auto insurer in the country; a leading seller of motorcycle and commercial auto insurance; and through ASI, one of the top 20 homeowners insurance carriers.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot®, and HomeQuote Explorer®.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.